Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES CHAIRMAN OF THE BOARD TO TAKE LEAVE OF ABSENCE

LAKEWOOD, COLORADO — February 10, 2015, General Moly, Inc. (the “Company” or “General Moly”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration, and mining company, announced that the Board of Directors has approved the request of Patrick M. James, the Chairman of the Board of the Company, that he be granted a leave of absence from the Board for a period of time not to exceed six months.  Mr. James requested the leave of absence for personal reasons.  The leave of absence was granted effective February 6, 2015.   The Board concurrently appointed Ricardo M. Campoy as Lead Director to assume the duties of Chairman of the Board during Mr. James absence.

In addition, on February 6, 2015, the Board of Directors adopted an amendment to the Company’s Amended and Restated Bylaws by affirmative vote of a majority of the directors, to permit the Board to grant a leave of absence to a director for a specified period of time that shall not exceed six months. The amendment gives the Compensation Committee discretion to determine appropriate adjustments to compensation and stock awards with respect to any director granted a leave of absence.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits.  Combined with the Company’s second project, the Liberty Project, a molybdenum and copper property also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world.  For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain  required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including appeal of the Record of Decision and appeal of water permits and estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.